CUSIP No. 33831M107	Exhibit 1

AGREEMENT
JOINT FILING OF SCHEDULE 13D AND ALL FUTURE AMENDMENTS TO
SCHEDULE 13D

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the  undersigned hereby agrees (i) to file jointly the Statement on Schedule 13D to which this Agreement is attached (the “Schedule 13D”), and any amendments thereto (“Amendments”), with respect to the common stock, par value $0.01 per share, of Five Star Products, Inc., (ii) that the Schedule 13D and any Amendments may be filed by National Patent Development Corporation, and (iii) that this Agreement may be included as an exhibit to such joint filing and to any Amendments.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of the Schedule 13Dand any Amendments, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

Dated:  January 11, 2008

NATIONAL PATENT DEVELOPMENT CORPORATION

By:	/s/ IRA J. SOBOTKO
Name: Ira Sobotko
Title: Vice President, Finance, Secretary and Treasurer

JL DISTRIBUTORS, INC.

By:	/s/ JOHN C. BELKNAP
Name: John C. Belknap
Title: President